EXHIBIT 21.0

LIST OF SUBSIDIARIES:

The Cheesecake Factory Restaurants, Inc., a California corporation

The Cheesecake Factory Bakery Incorporated, a California corporation

The Cheesecake Factory Assets Co. LLC, a Nevada limited liability company

The Houston Cheesecake Factory Corporation, a Texas corporation

TCF Stonebriar Club Incorporated, a Texas corporation

Grand Lux Cafe LLC, a Nevada limited liability company

1